Exhibit 99.1

E.R.C. Energy Recovery Corporation

3884 East North Little Cottonwood Rd

Salt Lake City, Utah  84092

Jersey Transfer & Trust

201 Bloomfield Ave.

Verona, New Jersey 07044

Re:       Registration Agreement respecting certain shares of common stock of E.R.C. Energy Recovery

             Corporation, a Delaware corporation (the “Company”), and related instructions to Jersey Transfer

             & Trust (“TA)

Dear Ladies and Gentlemen:

In furtherance of compliance with the Securities Act of 1933, as amended (the “Securities Act”), the General Rules and Regulations promulgated thereunder by the United States Securities and Exchange Commission (the “Commission”) and the letter dated January 20, 2000, of Richard K. Wulff, who was the Chief of the Commission’s Office of Small Business, that was addressed to Ken Worm, the Assistant Director of the OTC Compliance Unit of NASD (the “Wulff letter”), the undersigned person agrees as follows:

(1) That the following stock certificates and the shares of common stock of the Company represented thereby shall not be publicly sold unless and until:  (i) there is a Registration Statement filed with the Commission covering this stock certificate and the shares of common stock represented thereby, which has become effective; or (ii) the Commission provides a “no action” letter which indicates that registration prior to resale of this stock certificate and the shares of common stock represented thereby is not required under Section 5 of the Securities Act as there is an available exemption for the resale of these securities by the undersigned; or (iii) there is a finding by a United States District Court having original jurisdiction or a state court having concurrent jurisdiction regarding the Securities Act, to the effect that this stock certificate and the shares of common stock represented thereby can be resold by the undersigned or successors without registration under the Securities Act.

(2) The undersigned person agrees and does hereby advise the Company and TA that they are hereby authorized to place a restriction on the stock certificate referred herein below on its presentation, reflecting the terms and conditions of this Registration Agreement, and that the Company and TA shall make appropriate notations in the transfer records maintained for and on behalf of the Company to the effect that the following stock certificate has “stop transfer” instructions until one of the foregoing conditions has been met.

(3) The undersigned shall promptly courier to TA the following stock certificate for the imprinting of an appropriate legend reflecting this Registration Agreement.  The stock certificate subject to this Registration Agreement is as follows:

Name and Address	Stock Certificate No.	Number of Shares
David C. Merrell	2393	1,834
	Dividend	181,566

Michael C. Brown	2390	167
	Dividend	16,533

In consideration of the foregoing, the Company agrees to grant David C. Merrell and Michael C. Brown “piggy back” registration rights regarding the foregoing shares, subject to pro rata adjustments in the event of any Rule 415 issues that reduce the total number of shares that may be registered by the Company.

                                                                        David C. Merrell

                                                                        /s/David C. Merrell

                                                                        Michael C. Brown

                                                                        /s/Michael C. Brown

                                                                        Accepted:

                                                                        E.R.C. Energy Recovery Corporation

                                                                        By: /s/ David C. Merrell

                                                                        David C. Merrell, President